Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-32930, 333-49414, 333-80379, 333-75402, 333-108289, 333-111120, 333-114133, 333-118643, 333-120457, 333-126330, 333-126350 and 333-131823) and Form S-8 (Nos. 333-30943, 333-50519, 333-41594, 333-49410, 333-66296, 333-90172, 333-108290, 333-118642, 333-126337 and 333-137599) of our reports dated May 22, 2009, relating to the financial statements, financial statement schedule II, and the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of 8X8, Inc. for the year ended March 31, 2009.

/s/ Moss Adams LLP

San Francisco, CA
May 22, 2009